Exhibit 5.1

Your ref	Waton Financial Limited	2 July 2025

Our ref	AJM/SMCK/MY/1083059/0001/S803187v1

Waton Financial Limited
CO Services (BVI) Ltd.
Rodus Building
P.O. Box 3093
Road Town, Tortola
British Virgin Islands

Dear Sir / Madam

Re: Waton Financial Limited (the “Company”)

We are lawyers licensed and qualified to practice law in the British Virgin Islands. We have acted as British Virgin Islands legal counsel to the Company. We have been asked to issue this legal opinion (“Opinion”) to you with regard to the laws of the British Virgin Islands in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) provided to us to be filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”) in relation to the registration under the Securities Act of 10,245,000 ordinary shares of no par value per share (each an “Ordinary Share” and, collectively, the “Ordinary Shares”) (the “New Shares”), issuable by the Company pursuant to the 2024 Global Equity Inventive Plan of the Company adopted on 15 January 2025 (the “Plan”).

Capitalised terms used in this Opinion shall have the meanings ascribed to them in this Opinion and/or the Schedules.

1.	SCOPE OF OPINION

This Opinion is given only on the laws of the British Virgin Islands in force at the date hereof and is based solely on matters of fact known to us at the date hereof. We have not investigated the laws or regulations of any jurisdiction other than the British Virgin Islands (collectively, “Foreign Laws”). We express no opinion as to matters of fact or, unless expressly stated otherwise, the veracity of any representations or warranties given in or in connection the documents set out in Schedule 1.

Carey Olsen Singapore LLP (Registration No. T15LL1127K) is a limited liability partnership registered in Singapore under the Limited Liability Partnerships Act (Chapter 163A)

2.	DOCUMENTS REVIEWED AND ENQUIRIES MADE

In giving this Opinion we have undertaken the Searches and reviewed the documents set out in Schedule 1.

3.	ASSUMPTIONS AND QUALIFICATIONS

This Opinion is given on the basis that the assumptions set out in Schedule 2 (which we have not independently investigated or verified) are true, complete and accurate in all respects. In addition, this Opinion is subject to the qualifications set out in Schedule 3.

4.	OPINIONS

Having regard to such legal considerations as we deem relevant, we are of the opinion that:

4.1
Company has been duly incorporated as a BVI business company, limited by shares, under the BVI Business Companies Act 2004 (as amended) (the “Act”), is validly existing and was, at the date of Certificate of Good Standing, in good standing with the Registrar of Corporate Affairs in the British Virgin Islands (the “Registrar”).

4.2
Upon the due issuance of the New Shares pursuant to the terms of the Plan and relevant Issuance Documents (as defined below) and they have been duly recorded in the Company’s register of members, and payment of the consideration is made therefor, such New Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such New Shares).

5.	RELIANCE

Except as specifically referred to in this Opinion we have not examined, and give no opinion on, any contracts, instruments or other documents (whether or not referred to in, or contemplated by, the documents set out Schedule 1). We do not give any opinion on the commercial merits of any transaction contemplated or entered into under or pursuant to the documents set out in Schedule 1.

This Opinion (and any obligations arising out of or in connection with it) is given on the basis that it shall be governed by and construed in accordance with the current law and practice in the British Virgin Islands. By relying on the opinions set out in this Opinion the addressee(s) hereby irrevocably agree(s) that the courts of the British Virgin Islands are to have exclusive jurisdiction to settle any disputes which may arise in connection with this Opinion.

We assume no responsibility to advise any person entitled to rely on this Opinion, or to undertake any investigations, as to any change in British Virgin Islands law (or its application) or factual matters arising after the date of this Opinion, which might affect the opinions set out herein.

This Opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Ordinary Shares by the Company and not in respect of or in connection with any other matter.

We are furnishing this Opinion as exhibit 5.1 and 23.2 to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully

Carey Olsen Singapore LLP

SCHEDULE 1

DOCUMENT REVIEWED AND ENQUIRIES MADE

For the purpose of this Opinion, we have reviewed originals, copies, drafts or conformed copies of the following documents:

A.	DOCUMENTS

1.	A copy of the Registration Statement (which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

2.	The certificate of incorporation of the Company obtained by us pursuant to the Company Search.

3.	The amended and restated memorandum and articles of association of the Company dated 1 April 2025 (the “Memorandum and Articles”) obtained by us pursuant to the Company Search.

4.	A certificate of good standing relating to the Company issued by the Registrar, dated 1 July 2025 (the “Certificate of Good Standing”).

5.
The signed written resolutions of the directors of the Company (the “Directors”) dated 15 January 2025 approving the adoption of the Plan and the signed written resolutions of the Directors dated 2 July 2025 approving the registration of the Registration Statement (together, the “Resolutions”).

6.	The Register of Directors as provided to us on 1 July 2025.

B.	SEARCHES AND ENQUIRIES

1.
The information revealed by our search of the Company’s public records on file and available for public inspection from the Registrar at the time of our search on 1 July 2025 (the “Company Search”), including all relevant forms and charges (if any) created by the Company and filed with the Registrar pursuant to section 163 of the BVI Business Companies Act (the “Act”).

2.
The public information revealed by our search of the Company on the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System by the Registry of the High Court of the Virgin Islands, conducted on 2 July 2025 (the “High Court Search” and together with the Company Search, the “Searches”).

C.	SCOPE

The documents listed in this Schedule are the only documents and/or records we have examined and the only searches and enquiries we have carried out for the purposes of this Opinion.

SCHEDULE 2

ASSUMPTIONS

1.	The conformity to the original documents of all copy documents supplied to us (whether in hard or soft copy format).

2.
The authenticity, accuracy and completeness of all documents supplied to us, whether as originals or copies and of all factual representations expressed in or implied by the documents we have examined.

3.	The genuineness of all signatures, stamps, initials, seals, dates and markings on documents submitted to us. The signatures, initials and seals on all documents supplied to us are genuine.

4.	There is no document or other information or matter that has not been provided or disclosed to us, which could affect the accuracy of this Opinion.

5.	No foreign legislation qualifies or affects this Opinion.

6.
Words and phrases used in any documents that we have reviewed that are not governed by British Virgin Islands law have the same meanings and effect as they would have if those documents were governed by British Virgin Islands law.

7.	The company records are complete and accurate and all matters required by law and the Memorandum and Articles to be recorded therein are completely and accurately so recorded.

8.
The Resolutions have been validly passed and approved and that they (and the resolutions, matters and transactions approved or otherwise contemplated therein) have not been subsequently revoked, altered or otherwise affected and remain in full force and effect as of the date hereof.

9.	The power and authority of the Company and the Directors have not been restricted in any way other than as set out in the Memorandum and Articles.

10.
The applicable definitive purchase, underwriting, warrant, agency, award agreement or similar agreements in respect of such issuance (the “Issuance Documents”) will be duly executed and delivered by or on behalf of the Company and all other parties thereto.

11.
The full power (including both capacity and authority), legal right and good standing of each of the parties to the documents reviewed by us (other than the Company under the laws of the British Virgin Islands) to the Issuance Documents to execute, date, unconditionally deliver and perform their obligations under, and their due authorisation, execution, dating and unconditional delivery of, such document.

12.
The applicable Issuance Documents relating to any Ordinary Shares to be offered and sold will constitute legal, valid and binding obligations, enforceable in accordance with their terms of each of the parties in accordance with all applicable law (other than the Company under the laws of the British Virgin Islands).

13.
There is no contractual or other obligation, prohibition or restriction (other than arising by operation of the laws of the British Virgin Islands or as set out in the Memorandum and Articles) which may limit the Company’s ability to issue the Ordinary Shares or prohibit it from entering into and performing its obligations under the Registration Statement.

14.	The issuance and sale of and payment for the Ordinary Shares will be in accordance with the applicable Issuance Documents and the Registration Statement (including any applicable supplement thereto).

15.	The Company is to pay its debts as they fall due and the Company’s assets exceeds its liabilities and no steps have been taken to wind up, strike off or dissolve the Company (or similar).

16.	The consideration payable will be received by the Company in respect of the Ordinary Shares.

SCHEDULE 3

QUALIFICATIONS

1.
To maintain the Company in good standing under the laws of the British Virgin Islands, the Company must inter alias pay annual filing fees to the Registrar, comply with its economic substance requirements and obligations under the Virgin Islands Economic Substance (Companies and Limited Partnerships) Act, 2018 and file a copy of its register of directors with the Registrar.

2.
The register of members of a British Virgin Island company provides prima facie evidence of the legal ownership of registered shares in a company. No purported creation or transfer of legal title to Ordinary Shares is effective until the register of members is updated accordingly. However, the register of members may be subject to rectification (for example, in the case of fraud or manifest error).

3.	The obligations of the Company may be subject to restrictions pursuant to United Nations or other applicable international sanctions as implemented under the laws of the British Virgin Islands.

4.
The term “non-assessable” means that the holders of fully paid shares in the Company have no liability to the Company, as shareholder, except for any liability expressly provided for in the Memorandum or Articles of Association and any liability to repay a distribution under the Act.